EXHIBIT 11
                           OXFORD INDUSTRIES, INC.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             QUARTERS ENDED  AUGUST 29, 1997 AND AUGUST 30, 1996
                                 (UNAUDITED)

                                                 Quarter Ended
                                       -----------------------------------
                                         August 29, 1997    August 30, 1996
                                       -----------------   ---------------
Net earnings                                $5,410,000          $3,475,000

Average Number of Shares
     Outstanding

     Primary                                 8,933,702           8,778,797
     Fully diluted                           8,995,582           8,781,815
     As reported                             8,807,891           8,774,608

Net Earnings per Common Share

     Primary                                     $0.61               $0.40
     Fully diluted                               $0.60               $0.40
     As reported*                                $0.61               $0.40


-----------------------
* Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.